                                                                   Exhibit 3.1.1



                            CERTIFICATE OF AMENDMENT

                                     OF THE

                              AMENDED AND RESTATED


                          CERTIFICATE OF INCORPORATION

                                       OF

                                 MEDSCAPE, INC.



                  Paul T. Sheils hereby certifies that:

1. The name of the corporation is Medscape, Inc. (the "Corporation").

2. He is the duly elected President of the Corporation.

3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out paragraph (A) of Article Fourth thereof and by substituting in lieu of said paragraph (A) the following new paragraph:

                  (A) The total number of shares of all classes of stock which the Corporation is authorized to issue is forty-seven million four hundred fifty-six thousand six hundred forty-three (47,456,643), of which twenty-seven million five hundred thousand (27,500,000) shares shall be Class A Common Stock with a par value of one cent ($.01) per share, fifteen million (15,000,000) shall be Class B (Non-Voting) Common Stock with a par value of one cent ($.01) per share, and four million nine hundred fifty-six thousand six hundred forty-three (4,956,643) shares shall be Preferred Stock with a par value of one cent ($.01) per share. Each one share of authorized Class A Common Stock issued and outstanding or standing in the name of the Corporation at the close of business on the date of filing and recording (the "Effective Time") of this Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware shall, upon the filing and recording of this Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, thereupon automatically be reclassified and changed into two and one-half validly issued, fully paid and nonassessable shares of Class A Common Stock and each one share of authorized Class B (Non-Voting) Common Stock issued and outstanding or standing in the name of the Corporation at the Effective Time shall, upon the filing and recording of this Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, thereupon automatically be reclassified and changed into two and one-half validly issued, fully paid and nonassessable shares of Class B (Non-Voting) Common Stock (the "Stock Split"). Each holder of record of shares of Class A Common Stock or Class B (Non-Voting) Common Stock to be so reclassified and changed shall at the Effective Time become the record owner of the number of shares of Class A Common Stock or Class B (Non-Voting) Common Stock, respectively, as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Class A Common Stock or Class B (Non-Voting) Common Stock to be so reclassified and changed at the office of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the officers of the Corporation, a new certificate or certificates representing the number of shares of Class A Common Stock or Class B (Non-Voting) Common Stock, as applicable, of which he or she is the record owner after giving effect to the provisions of this Article Fourth.

4. The foregoing Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporations's Board of Directors and stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation this 17th day of May, 1999.


                                                      /s/ Paul T. Sheils
                                                      --------------------------
                                                      Paul T. Sheils
                                                      President


                                        3